Exhibit 21.1

                         Subsidiaries of the Registrant


         Seatron Limited                     --        (United Kingdom)

         Premier (United Kingdom) Limited    --        (United Kingdom)

         RMS Titanic (UK) Limited            --        (United Kingdom)

         RMS Titanic, Inc.                   --        (Florida)